Exhibit 10.12

M E M O R A N D U M

To:Joe Joffrion

From:George A. Mangiaracina

Date:October 7, 2020

Re:2020 Annual Salary and Bonus Target Summary

Base Salary:$360,000

Target Cash Bonus:$75,000

Target RSU Bonus

Award:Equivalent of $25,000 vesting over 3 years

Example:  $25,000 / $1.50 share price = 16,666 RSUs

Target Option Bonus

Award:	For every 1 RSU share awarded, 0.5 options will also be awarded with standard exercise price calculation

Example:  $25,000 / $1.50 share price = 16,666 RSUs

16,666 RSUs / 2 = 8,333 options awarded vesting over 3 years

Severance Terms:

Change of Control: 3 months base salary and 6 months COBRA coverage.  At 2 years of service this shall be changed to 12 months base salary and 12 months COBRA coverage. Change of Control generally means an acquiring entity purchases more than 50% of the Common Stock of IMH and your position is eliminated within 12 months thereafter.

Termination without Cause: 3 months base salary and 6 months COBRA coverage.  At 2 years of service this shall be changed to 6-12 months base salary at the discretion of the company and matching period for COBRA coverage.  Cause generally means a material reason to terminate your employment, such as a material violation of company policies and procedures.

Nothing contained herein modifies the at-will status of your employment with the company.

Receipt Acknowledged:

/s/ joe Joffrion	Date: October 7, 2020